Exhibit 23.2



                       Independent Auditors' Consent



As independent public accountants, we hereby consent to the incorporation of our report on the financial statements as of December 31, 1998 and 1997, and for the years then ended, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-3 (File No. 333-35265) and Forms S-8 (File Nos. 33-78096, 33-86760 & 333-30787).

We also consent to the restatement of net loss and accumulated deficit as of December 31, 1997 as discussed in Note 11 of the financial statements.



/s/ Cribari & Gustafson, LLP
-------------------------
Cribari & Gustafson, LLP


Denver, CO
February 22, 1999